Exhibit 99.5
Qwest Communications International Inc.
1801 California Street
Denver, CO 80202
(303) 992-1400
CONSENT OF DEUTSCHE BANK SECURITIES INC.
Dear Members of the Board of Qwest Communications International Inc.:
We hereby consent to (i) the inclusion of our opinion letter dated April 21, 2010 to the Board of Directors of Qwest Communications International Inc. (the “Company”) as Annex F to Amendment No. 1 to the Joint Proxy Statement/Prospectus forming part of the Registration Statement on Form S-4 of CenturyLink, Inc. (“CenturyLink”) and the Company related to the merger of the Company and CenturyLink and (ii) the references made to our firm and to such opinion in the Joint Proxy Statement/Prospectus under the headings “Summary — The Merger and the Merger Agreement — Opinions of Qwest’s Financial Advisors”, “The Issuance of CenturyLink Shares and the Merger — Qwest’s Reasons for the Merger; Recommendation of the Merger by the Qwest Board of Directors” and “The Issuance of CenturyLink Shares and the Merger — Opinions of Qwest’s Financial Advisors.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Such consent does not cover any amendments to the Registration Statement.

/s/ Deutsche Bank Securities Inc.
Deutsche Bank Securities Inc.

New York, New York
July 15, 2010